Exhibit 10.2

January 10, 2026

William Y. Go, M.D., Ph.D.

Re: Employment Terms

Dear Will:

Janux Therapeutics, Inc. (the “Company”) is pleased to offer you employment anticipated to begin on or around January 26, 2026 (the “Start Date”).

Position

Your initial position will be Chief Medical Officer, responsible for performing such duties as are assigned to you from time to time, reporting to the Company’s Chief Executive Officer. You will primarily work both from our office located in San Diego, California and your home office in Sherman Oaks, California, although you may be reasonably required to perform your duties at places other than your primary office location and home office from time to time and undertake reasonable business travel. You will be required to be present at the Company’s San Diego, California office at least three (3) days per week, except for periods of illness or otherwise approved vacations or other periods approved by the Company’s Chief Executive Officer in writing. The Company may change your position, duties, and work location from time to time in its discretion.

As a full-time, exempt employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

Compensation and Benefits

You will be compensated at an annual base salary of $525,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule.

You will also be eligible to earn an annual discretionary bonus with a target of 40% of your base salary (or annualized base earnings, as applicable). The amount of this bonus will be determined in the sole discretion of the Company and based, in part, on your performance and the performance of the Company during the calendar year, as well as any other criteria the Company deems relevant. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

During your employment, you will be eligible to participate in the benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of current benefits is available for your review. Currently, exempt employees do not accrue vacation. Supervisors will approve paid vacation requests based on the employee’s progress on work goals or milestones, status of projects, fairness to the working team, and productivity and efficiency of the employee. An employee’s ability to take vacation is not a form of additional wages for services performed, but rather evidences the Company’s commitment to provide exempt employees with a flexible work schedule. Since vacation is not allotted or accrued, there is no “unused” vacation time to be carried over from one year to the next nor paid out upon termination. A full description of current benefits is available for your review. The Company may change compensation, benefits from time to time in its discretion.

Sign-On / Retention Payments

If you join the Company, you will also be eligible to earn a one-time bonus of $100,000, less applicable withholdings (the “Sign-On/Retention Payment”), subject to the terms and conditions, including repayment obligations, set forth in the attached Sign-On Bonus/Retention Payment Agreement. The Sign-On/Retention Payment shall be paid within 30 days after your Start Date, unless you elect to defer receipt of the payment in accordance with the terms and conditions in the Sign-On Bonus/Retention Payment Agreement.

Equity Incentive Plan

The Company anticipates granting you the following equity awards:

•
An option to purchase 154,000 shares of the Company’s common stock with an exercise price equal to the fair market value, as provided in the Company’s 2021 Equity Incentive Plan (the “Plan”) as of the date of grant (the “New Hire Option”). The New Hire Option will be governed by the terms and conditions of the Plan and your grant agreement, and will include the following vesting schedule: 12/48ths of the total shares will vest on the one year anniversary of the Start Date, and 1/48th of the total shares will vest each month thereafter on the same day of the month as the Start Date (or if there is no corresponding day, on the last day of the month), subject to your Continuous Service (as defined in the Plan) as of each such date.
•
An award of restricted stock units representing the opportunity to acquire 44,000 shares of the Company’s common stock (the “New Hire RSUs”). The New Hire RSUs will be governed by the terms and conditions of the Plan and your grant agreement, and will include the following vesting schedule: the New Hire RSUs will vest in four equal annual installments on each of the first four anniversaries of the first day of the month following the Start Date, subject to your Continuous Service (as defined in the Plan) as of each such date.

Change in Control and Severance Benefit Plan

Upon commencement of and during your employment with the Company, you will be designated as a participant under the Company’s Change in Control and Severance Benefit Plan (the “Severance Plan”), subject to your execution of a Participation Agreement. The Severance Plan and your participation thereunder may be modified, amended and/or terminated pursuant to the terms thereof.

Confidential Information and Company Policies

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

By signing this letter, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

At-Will Employment

Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

Conditions, Dispute Resolution, and Complete Agreement

This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. If the Company informs you that you are required to complete a background check, this offer is contingent upon satisfactory clearance of such background check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter agreement, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/ and

(ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. Any demand for arbitration must be made within the statute of limitations applicable to the claim asserted as if such claim were asserted in court. Failure to demand arbitration (or, where applicable, file a counterclaim, crossclaim, or third-party claim) within such time limitation shall serve as a waiver and release with respect to all such claims. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C.

§ 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You acknowledge and agree that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise unenforceable, as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as you or the Company would otherwise be entitled to seek in a court of law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your Employee Confidential Information and Inventions Assignment Agreement or as otherwise provided under applicable law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me within seven (7) calendar days following the date of this letter, if you wish to accept at-will employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ David Campbell

David Campbell, Ph.D.

President & Chief Executive Officer

Understood and Accepted:

/s/ William Y. Go

William Y. Go, M.D., Ph.D.

Date: 1/12/2026

Attachments: Employee Confidential Information and Inventions Assignment Agreement